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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         OIL STATES INTERNATIONAL, INC.

         The name of the corporation is "Oil States International, Inc." (the "Corporation").

         The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 6, 1995, under the name "CE Holdings, Inc."

         This Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") has been declared advisable by the board of directors of the Corporation (the "Board"), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I
                                      NAME

         The name of the Corporation is "Oil States International, Inc."

                                   ARTICLE II
                                REGISTERED AGENT

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                     PURPOSE

         The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                  CAPITAL STOCK

         Section 4.1. Authorized Capital Stock. The Corporation shall be authorized to issue 225,000,000 shares of capital stock, consisting of two classes: 200,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

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         Effective as of the close of business on the day of the filing of this
Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the "Class A Common Stock" and "Class B Common Stock" designations shall be canceled, and the Common Stock of the Corporation shall consist of a single class of 200,000,000 authorized shares, designated as "Common Stock."

         Effective as of the close of business on the day of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Class A Common Stock, par value $.01 per share ("Old Common Stock"), issued at such time shall be and hereby is automatically reclassified and changed into one-third of one share (the "Reverse Stock Split") of Common Stock without any action by the holder thereof. Shares of Old Common Stock that are held by stockholders through multiple certificates shall be aggregated for purposes of determining the total number of shares of Common Stock issuable to each stockholder in the Reverse Stock Split. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Instead, at the Effective Time, each fractional share of Common Stock otherwise resulting from the Reverse Stock Split shall automatically be converted into the right to receive, upon surrender of all certificates of Old Common Stock, the cash value of such fractional share based upon the initial public offering price of the Common Stock. Effective as of the Effective Time, the certificates outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to represent one share of Common Stock for each three shares of Old Common Stock previously represented by such certificates.

         Section 4.2. The authorized shares of Preferred Stock may be issued in one or more series. Subject to any provision made in this Article Four fixing and determining the designations, rights and preferences of any series of Preferred Stock, the Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series, the par value and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

         a. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

         b. the voting powers, if any, and whether such voting powers are full or limited, in such series;

         c. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

         d. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;


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         e. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

         f. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the rates of exchange applicable thereto;

         g. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

         h. the provisions, if any, of a sinking fund applicable to such series; and

         i. any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

         all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

         Except as required by law, holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

         Section 4.3. There is hereby designated a series of Preferred Stock known as the "Series A Convertible Cumulative Preferred Stock," par value $0.01 per share, and the number of shares constituting this series shall be 16,250.

         a. Certain Definitions. The following terms, as used with respect to this series, shall have the following meanings given to them:

                  Affiliate means, with respect to any Person, any other Person controlling, controlled by, or under common control with that first Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policy of the controlled Person.

                  Business Day means any day other than Saturday, Sunday and any day on which banks in Houston, Texas are authorized by law not to open for business.

                  Change of Control means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than SCF-III, L.P., has become the beneficial owner, by way of merger, consolidation, stock purchase or otherwise, of more than 50% of the common stock of the Corporation.


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                  Conversion Date means a date set by the Corporation as the date on which it shall cause the conversion of the Preferred Stock into Conversion Shares provided that such date shall be within 10 days from the date on which the Corporation receives any Conversion Notice.

                  Conversion Price means the "Conversion Price" set forth on the share certificate evidencing ownership of a share of Preferred Stock (which price shall be the same for all shares of the Preferred Stock, but which may differ for other series of the Corporation's preferred stock); provided, if the Corporation shall at any time or from time to time after the date hereof (i) effect a subdivision of the outstanding common stock thereof, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased or (ii) combine the outstanding shares of common stock thereof, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment described in the preceding proviso shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  Delaware Act means the General Corporation Law of the State of Delaware, as amended from time to time.

                  Junior Stock means the Common Stock and any other capital stock of the Corporation other than capital stock, upon issuance, which is on parity with or senior to the Preferred Stock.

                  Liquidation Value means (a) with respect to any whole share of Preferred Stock, an amount determined from time to time equal to $100 per share of Preferred Stock plus accrued and unpaid dividends at the time of any determination related to such share and (b) with respect to any fractional share of Preferred Stock, the amount determined under clause (a) preceding multiplied by the fraction that corresponds to such fractional share. For example, a .5 share of Preferred Stock would have a Liquidation Value equal to .5 of the Liquidation Value of a whole share.

                  Person means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

                  Preferred Stock means the 16,250 shares of the Corporation's Series A Convertible Cumulative Preferred Stock having a par value of $.01 per share.

                  Public Offering means an underwritten public offering of Common Stock of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended (other than any registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Corporation, a registration statement filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor rule, a registration statement relating to employee benefit plans or interests therein and any registration statement covering preferred stock or securities issued in connection with any debt or preferred


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         stock financing of the Corporation) wherein the aggregate net proceeds
         (after deducting all costs, discounts, commissions and other expenses of the offering) to the Corporation, or the selling stockholders are at least $10,000,000.

                  Purchase Agreement shall mean that certain Stock Purchase Agreement among the Corporation, SMATCO Industries, Inc. and the Sellers listed therein, as such agreement may be amended, modified, supplemented, or restated from time to time.

         b. Dividends.

              (i) Dividend Rate. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board, out of funds of the Corporation lawfully available for the payment of dividends, cash dividends at the rate of 3% per annum of the Liquidation Value of such shares, and no more, from the date of original issuance, payable annually on July 31 of each year, commencing on July 31, 1998, except that if any such date is not a Business Day then such dividend shall be payable on the first immediately preceding day which is a Business Day. Each dividend payment period from July 31 of one year to July 31 of the immediately succeeding year is referred to in this Certificate as a "Dividend Payment Period."

              (ii) Computation; Record Date. Dividends on the Preferred Stock will be cumulative (whether or not declared or paid) from the date of original issue so long as the Preferred Stock is outstanding. With respect to Preferred Stock that is not outstanding for a full Dividend Payment Period, dividends for such shorter period shall be prorated based on a year of 365 days. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates as may be fixed by the Board (or any authorized committee thereof), and no such record date shall be more than 60 days nor less than 10 days preceding the corresponding dividend payment date thereof. Dividends on account or arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than 10 days preceding the payment date thereof as may be fixed by the Board of the Corporation (or any duly authorized committee thereof).

              (iii) General Provisions. Unless full cumulative dividends on the outstanding Preferred Stock have been paid, or declared and a sum sufficient for the payment thereof set apart for payment, no dividends or other distributions of cash, securities or other property of any kind or character, other than dividends payable solely in shares of Common Stock or any other class or series of the Corporation's Junior Stock, will be paid or distributed or set apart for payment or distribution on or in respect of, and no purchase, redemption or other acquisition will be made directly or indirectly by the Corporation or any of its subsidiaries of, any shares of Junior Stock, unless and until all (A) accrued and unpaid dividends on the Preferred Stock, (B) all amounts payable in connection with the mandatory redemption of all shares of Preferred Stock theretofore called or required hereunder to have been theretofore called for redemption, and (C) all amounts that shall have theretofore become payable to holders of Preferred Stock pursuant to Section 4.3(f) hereof, shall have been fully paid or set apart and held in trust for the sole and exclusive benefit of the holders of Preferred Stock entitled thereto.


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              (iv)  Pari Passu Stock; Pro Rata Payment. If the Corporation does not have sufficient lawfully available funds to make payment in full of dividends on the Preferred Stock and any other preferred stock of the Corporation ranking on parity (as to payment of dividends) with the Preferred Stock (the "Pari Passu Stock"), all dividends declared upon shares of the Preferred Stock and Pari Passu Stock shall be declared and paid on a pro rata basis so that (a) the ratio of the amount of dividends declared and paid on all of the shares of Preferred Stock (determined on an aggregate basis) to the amount of dividends declared and paid on all of the shares of Pari Passu Stock (determined on an aggregate basis) is the same ratio as (b) the ratio that the amount of dividends that would be payable on all of the shares of Preferred Stock (determined on an aggregate basis) if the Corporation had sufficient lawfully available funds to make all dividend payments on the Preferred Stock and the Pari Passu Stock in full bears to the amount of dividends that would be payable on all of the shares of Pari Passu Stock (determined on an aggregate basis) if the Corporation had sufficient legally available funds to make all dividend payments on the Preferred Stock and the Pari Passu Stock in full.

         c. Mandatory and Optional Conversion.

              (i) Mandatory Conversion. Each share of Preferred Stock outstanding on August 1, 2002 shall be automatically converted into a number of shares of Common Stock (the "Conversion Shares"). Each share of Preferred Stock shall be convertible into a number of shares of Conversion Shares according to the conversion ratio and the conversion procedures. Subject to compliance with the conditions for conversion set forth in the remaining provisions of this
Section 4.3(c), the Corporation shall cause certificates evidencing ownership of the Conversion Shares to be delivered to each holder of Preferred Stock on or before August 15, 2002.

              (ii) Optional Conversion. Upon the consummation of (i) a Public Offering (ii) a sale of all or substantially all of the assets of the Corporation ("Sale") or (iii) a Change of Control that occurs prior to August 1, 2002, each holder of Preferred Stock may elect to convert the shares of Preferred Stock held thereby for Conversion Shares, and such conversion shall become effective immediately preceding the consummation of such Public Offering, Sale or Change of Control; provided, such conversion shall not become effective if such event giving rise to the option to convert is not consummated. Each share of Preferred Stock shall be convertible into a number of shares of Conversion Shares according to the conversion ratio and the conversion procedures set forth in the remaining provisions of this Section 4.3(c). The Corporation shall notify each holder of Preferred Stock at least 20 days prior to the scheduled consummation of a Public Offering, Sale or Change of Control (the "Offering Notice"). A holder desiring to convert any share or shares of Preferred Stock for Conversion Shares as of the consummation of the Public Offering must send written notice (the "Conversion Notice") to the Corporation within 10 days after receipt of the Offering Notice setting forth the number of shares of Preferred Stock that it elects to have converted.

              (iii) Conversion Ratio. Each share of Preferred Stock shall be convertible into a number of Conversion Shares determined by dividing the Liquidation Value of the share of Preferred Stock, determined as of the particular Conversion Date, by the Conversion Price.


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              (iv)  Conversion Procedures. As a condition to any conversion under Section 4.3(c)(ii) and as a condition to the Corporation's obligation to deliver new certificates evidencing the ownership of the Conversion Shares, the holder thereof shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent of the Corporation (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent) on the Business Day immediately preceding the applicable Conversion Date. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in a form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. All shares of Preferred Stock, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, shall immediately cease and terminate on the Conversion Date except only the right of the holders thereof to receive the Conversion Shares. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued. The Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Preferred Stock accordingly. Prior to each holder receiving Conversion Shares, such holder shall automatically become bound by the securityholders agreement to which the Corporation's largest shareholder is then bound and shall, at the Corporation's request, execute an Adoption Agreement confirming that the Conversion Shares are bound by such securityholders agreement. Upon satisfying the conditions and other procedures set forth in this Section 4.3(c)(iv), the holder of any Conversion Shares shall be granted piggy-back registration rights having the same terms as those then inuring to the benefit of the Corporation's largest shareholder including piggy-back registration rights (to the extent the largest shareholder would have same) with respect to the Public Offering that enabled any holder to make a conversion under Section 4.3(c)(ii).

         d. Redemption.

              (i) Optional Redemption. Subject to the optional conversion rights in Section 4.3(c)(ii) above and provided that the time period for responding to an Offer Notice by a holder of the Preferred Stock has expired, upon the occurrence of (i) the consummation of a Public Offering, (ii) a Change of Control or (iii) consummation of a Sale, the Corporation will, prior to or contemporaneously with the consummation of any of the foregoing events, have the option to redeem all or any portion of the outstanding Preferred Stock at a redemption price payable in cash equal to the Liquidation Value.

              (ii) Redemption Procedures. The right or obligations of the Corporation to make any redemption pursuant to Section 4.3(d)(i) shall be subject to the conversion rights set forth in Section 4.3(c)(ii) above and satisfaction, at or prior to such redemption, of the following conditions.

                  (A) Any redemption effected pursuant to Section 4.3(d)(i) shall be made on a pro rata basis among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them.

                  (B) Any redemption pursuant to Section 4.3(d)(i) shall be effected by written or printed notice by certified mail, postage prepaid, return receipt requested, to


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         the holders of record of the Preferred Stock being redeemed, such notice to be addressed to each holder at the address shown in the Corporation's records which notice shall (i) specify the date of redemption, (ii) the number of shares of the holder to be redeemed (which shall be all shares upon a redemption under Section 4.3(d)(iii), (iii) the place at which holders of the Preferred Stock shall surrender their certificate or certificates and obtain payment of the redemption price and (iv) such other information, if any, as the Board may deem appropriate. Such notice shall be given no more than 60 but no less than 5 days prior to the date fixed for redemption.

                  (C) On or after the date of redemption as specified in the notice specified in Section 4.3(d)(iii)(B), each holder shall surrender to the Corporation, at the place specified in such notice, its certificate or certificates (or comply with applicable lost certificate provisions) for the Preferred Stock to be redeemed as stated in the notice. Provided such notice is duly given and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and the redemption price necessary for the redemption shall have been paid, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the rights of the holder to receive the redemption price thereof, without interest, upon such surrender (or compliance with lost certificate provisions).

              (iii) Status of Shares. Shares of Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock; provided that no such issued and reacquired shares of Preferred Stock shall be reissued or sold as Preferred Stock.

         e. Voting Rights. Except for the voting rights in Section 4.3(g) below or as otherwise from time to time required by law, the holders of Preferred Stock will have no voting rights with respect to the Preferred Stock, and their consent will not be required for taking any corporate action.

         f. Liquidation Preference.

              (i) General. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Preferred Stock shall be entitled to receive an amount in cash for each share of the Preferred Stock equal to the Liquidation Value before any distribution shall be made to the holders of the Junior Stock upon the liquidation, dissolution or winding-up of the Corporation. If upon any liquidation, dissolution or winding-up of the Corporation, the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full of all the holders of the then outstanding shares of the Preferred Stock and all holders of preferred stock of the Corporation ranking on a parity with the Preferred Stock with respect to the payment upon liquidation, dissolution and winding-up of the Corporation of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the Preferred Stock and all such other holders of such parity preferred stock


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of the Corporation in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full (determined on an aggregate basis). A consolidation or merger of the Corporation with or into one or more corporations or a Sale shall not be deemed to be a liquidation, dissolution or winding-up of the Corporation, if, as a result of such consolidation, merger, sale or transfer the holders of the Preferred Stock retain the liquidation preference set forth in this Section 4.3(f)(i).

              (ii) Fair Value. The fair value of the assets or property to be distributed to the holders of the Preferred Stock in the event of a liquidation, dissolution or winding up of the Corporation pursuant to Section 4.3(f)(i) shall be determined by the Board in good faith.

              (iii) No Restriction on Surplus. No provision of this Section 4.3(f) shall in any manner, prior to any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, create or be deemed to create any restrictions upon the surplus of the Corporation or prohibit the payment of dividends on the capital stock of the Corporation out of the funds of the Corporation legally available therefor, nor shall any such restrictions or prohibition be in any manner inferred from the provisions of this Section 4.3(f).

         g. Covenants of the Corporation. So long as any share of Preferred Stock remains outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50% of the outstanding shares of Preferred Stock:

              (i) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock, or increase or decrease the number of shares of the Preferred Stock authorized hereby;

              (ii) Authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of any other class or series of stock of the Corporation having any preference or priority as to assets superior or on a parity with any preference or priority of the Preferred Stock; or

              (iii) Reclassify any Junior Stock into shares having any preference or priority as to assets superior to or on a parity with any preference or priority of the Preferred Stock.

         h. Acknowledgments by Holders. Each holder of the Preferred Stock by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, in exchange, redemption, liquidation, conversion and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements of the Corporation and its Affiliates.

         i. Fractional Shares. In the event the redemption or conversion provisions provided in this Certificate result in the redemption or conversion of less than the Liquidation Value of a whole share of Preferred Stock, the Corporation may issue a fractional share to evidence the unredeemed or unconverted portion of any such share.


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         Section 4.4. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote for the members of the Board (the "Directors") and for all other purposes. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. The Corporation shall be entitled to treat the Person in which name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                    ARTICLE V
                                    THE BOARD

         To the extent not provided for in this Certificate of Incorporation, the number, nominations, qualifications, tenure, vacancies and removal of the Directors shall be as set forth in the Bylaws.

         Section 5.1. Number, Election and Terms of Directors. The number of Directors which shall constitute the entire Board shall be fixed from time to time by a majority of the Directors then in office and shall be divided into three classes: Class I, Class II and Class III; provided, however, that from and after the first date as of which the Corporation has a class or series of capital stock registered under the Securities and Exchange Act of 1934, as amended, the number of Directors which shall constitute the entire Board shall be not less than three. Each Director shall serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such Director was elected; provided, however, that the Directors first elected to Class I shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2001, the Directors first elected to Class II shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2002, and the Directors first elected to Class III shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2003. Each Director shall hold office until the annual meeting of stockholders at which such Director's term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

         At such annual election, the Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of Directors, the Board shall have designated one or more Directorships whose terms then expires as Directorships of another class in order to more nearly achieve equality of number of Directors among the classes.


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         In the event of any changes in the authorized number of Directors, each
Director then continuing to serve shall nevertheless continue as a Director of the class of which he is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board shall specify the class to which a newly created Directorship shall be allocated.

         Election of Directors need not be by written ballot unless the Bylaws shall so provide.

         Section 5.2. Removal Of Directors. No Director of the Corporation shall be removed from office as a Director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors, voting together as a single class.

         Section 5.3. Vacancies. Subject to any requirements of law to the contrary, newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new Directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

                                   ARTICLE VI
                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statute, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board in accordance with the Bylaws.

                                   ARTICLE VII
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         Except as otherwise provided in this Certificate of Incorporation, the Bylaws or by applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in
Article XI, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                  ARTICLE VIII
                      STOCKHOLDER ACTION BY WRITTEN CONSENT

         Prior to the first date (the "Trigger Date") upon which SCF-III, L.P. and SCF-IV, L.P., each a Delaware limited partnership (collectively, "SCF"), are not in the aggregate the holders of


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record (directly or through their respective Affiliates, as defined in Article
XII hereof) of a majority of the outstanding voting stock of the Corporation entitled to vote generally in the election of Directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

                                   ARTICLE IX
                          DELAWARE ANTITAKEOVER STATUTE

         The provisions of Section 203 of the Delaware General Corporation Law shall not be applicable to the Corporation.

                                    ARTICLE X
                                  ANTI-DILUTION

         No holder of shares of capital stock of the Corporation shall have any preemptive or other right to purchase or subscribe for or receive any shares of capital stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds or debentures exchangeable for or carrying any right to purchase any shares of capital stock of the Corporation.

                                   ARTICLE XI
                         LIMITED LIABILITY OF DIRECTORS

         A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment or repeal.

                                   ARTICLE XII
                     RENOUNCEMENT OF BUSINESS OPPORTUNITIES

         Section 12.1. Renouncement of Business Opportunities. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the SCF Group participates or desires or seeks to participate in and that involves any aspect of the energy equipment or services business or industry (each, a "Business Opportunity") other than a Business Opportunity that (i) is presented to an SCF Nominee solely in such person's capacity as a director of the Corporation and respect to which no other member of the SCF Group (other than an SCF Nominee) independently receives notice or otherwise identifies such Business Opportunity or (ii) is identified by the SCF Group solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a "Renounced Business Opportunity"). No Member of the SCF Group, including any SCF Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any member of the SCF Group may pursue a Renounced Business Opportunity.

         Section 12.2. Consent. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to these provisions.

         Section 12.3. Interpretation.


              As used in this Article XII, the following definitions shall apply:

                  (i) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

                  (ii) "SCF Group" means SCF III, L.P., SCF IV, L.P., any Affiliate of SCF III, L.P. or SCF IV, L.P. (other than the Corporation and its subsidiaries), any SCF Nominee, and any portfolio company in which SCF III, L.P. or SCF IV, L.P. has an equity investment (other than the Corporation),

                  (iii) "SCF Nominee" means any officer, director, employee or other agent of any member of SCF III, L.P., SCF IV, L.P. or any Affiliate of SCF III, L.P. or SCF IV, L.P. (other than the Corporation or its subsidiaries) who serves as a Director (including Chairman of the Board) of the Corporation.

         Section 12.4. Amendment. Any proposed amendment to this Article XII shall require the approval of at least 80% of the outstanding voting stock of the Corporation entitled to vote generally in the election of Directors.

         Section 12.5. Term. The provisions of this Article XII shall terminate at such time as SCF III, L.P., SCF IV, L.P. and their Affiliates no longer own, directly or indirectly, an aggregate of at least 20% of the then outstanding Common Stock.


         IN WITNESS WHEREOF, Oil States International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 12th day of February, 2001.


                                                   /s/ CINDY B. TAYLOR
                                           -------------------------------------
                                           Cindy B. Taylor,
                                           Senior Vice President,
                                           Chief Financial Officer and Treasurer


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